 Ex. 99.28(d)(31)(vii)

Amendment

to Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Kayne Anderson Rudnick Investment Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Kayne Anderson Rudnick Investment Management, LLC, a California limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of September 13, 2021 wherein the April 30, 2018 Agreement, as amended, was incorporated by reference (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B of the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the appointment of the Sub-Adviser to manage a portion of assets of the JNL Multi-Manager Mid Cap Fund of the Trust, effective April 25, 2022.

Whereas, the Parties have agreed to amend the Agreement to add the JNL Multi-Manager Mid Cap Fund and its fees (for the portion of assets managed by Sub-Adviser), effective April 25, 2022.

Whereas, the Parties have agreed to amend the following section of the Agreement, effective April 25, 2022:

Section 21. “Notices”

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section “21. Notices” shall be deleted and replaced, in its entirety, with the following:

21.	Notices

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

To the Sub-Adviser:	Kayne Anderson Rudnick Investment Management, LLC
2000 Avenue of the Stars, Ste. 1110
Los Angeles, CA 90067
Attn: Jeannine Vanian, COO
Email address: Jvanian@kayne.com

To the Trust:	JNL Series Trust
1 Corporate Way
Lansing, MI 48951
Attention: Chief Legal Officer
Email address: JNAMLegal@jackson.com

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 25, 2022, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 25, 2022, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 25, 2022.

Jackson National Asset Management, LLC		Kayne Anderson Rudnick Investment Management, LLC

By:	/s/ Emily J. Bennett	By:	/s/ Jeannine Vanian
Name:	Emily J. Bennett	Name:	Jeannine Vanian
Title:	AVP, Deputy General Counsel	Title:	Chief Operating Officer

Schedule A

Dated April 25, 2022

1.	2.
Funds
JNL Multi-Manager Alternative Fund
JNL Multi-Manager Emerging Markets Equity Fund
JNL Multi-Manager Mid Cap Fund
JNL Multi-Manager Small Cap Growth Fund

A-1

Schedule B

Dated April 25, 2022

(Compensation)

JNL Multi-Manager Alternative Fund*
Average Daily Net Assets	Annual Rate
$0 to $250 Million	0.850%
Amounts over $250 Million	0.800%

* For the portion of the Average Daily Net Assets managed by Kayne Anderson Rudnick Investment Management, LLC.

JNL Multi-Manager Emerging Markets Equity Fund*
Average Daily Net Assets	Annual Rate
$0 to $150 Million	0.650%
Amounts over $150 Million	0.600%

* For the portion of the Average Daily Net Assets managed by Kayne Anderson Rudnick Investment Management, LLC.

JNL Multi-Manager Mid Cap Fund*
Average Daily Net Assets	Annual Rate
$0 to $150 Million	0.380%
Amounts over $150 Million	0.350%

* For the portion of the Average Daily Net Assets managed by Kayne Anderson Rudnick Investment Management, LLC.

JNL Multi-Manager Small Cap Growth Fund
Average Daily Net Assets	Annual Rate
All Assets*	0.41%

* For the portion of the Average Daily Net Assets managed by Kayne Anderson Rudnick Investment Management, LLC.

B-1